Southern FIRST

SFST - Q2 Results

FORWARD LOOKING STATEMENTS

During the course of this presentation, management may make projections and forward-looking statements regarding events or the future financial performance of Southern First Bancshares, Inc. We wish to caution you that these forward-looking statements involve certain risks and uncertainties, including a variety of factors (including a downturn in the economy, greater than expected non-interest expenses, increased competition, fluctuations in interest rates, regulatory actions, excessive loan losses and other factors) that may cause Southern First's actual results to differ materially from the anticipated results expressed or implied in these forward-looking statements. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. Investors are cautioned not to place undue reliance on these forward-looking statements and are advised to review the risk factors that may affect Southern First's operating results in documents filed by Southern First Bancshares, Inc. with the Securities and Exchange Commission, including the annual report on Form 10-K and other required filings. Southern First assumes no duty to update the forward-looking statements made in this presentation.

Where you bank matters.

CORPORATE PROFILE


NORTH CAROLINA
Greensboro
Raleigh
Asheville
Charlotte
Greenville
Atlanta
Columbia
SOUTH CAROLINA
Augusta
GEORGIA
Charleston
Savannah

Greenville, SC | 2000
Columbia, SC | 2007
Charleston, SC | 2012
Raleigh, NC | 2016
Atlanta, GA | 2017
Greensboro, NC | 2018

Q2 RESULTS: INCOME STATEMENT

Net Income of $4.7 million – $.60 diluted EPS

- Q2 provision of $10.2 million *($6.0 million in Q1 2020)*
- Completed sale of PPP loans – recognized net fee income of $2.2M
- Net mortgage income - $3.4M *($0.9M in Q1 2020)*

Net interest margin – 3.42% *(3.43% in Q1 2020)*

- Lower deposit costs and deposit mix are primary drivers

Book value increased to $27.95

Q2 RESULTS: BALANCE SHEET

Core deposits increased $187 million in Q2 2020 *($148 million in Q1 2020)*

Total loans increased $7 million in Q2 2020 *($87M in Q1 2020)*

- $98M of PPP loans were originated and sold during Q2 2020

Loan to Deposit ratio – 93%

Capital ratios:

- Leverage ratio – 9.38%
- Total risk-based capital ratio – 13.76%
- Tangible common equity ratio – 8.71%

Q2 RESULTS: CREDIT / COVID

Provided payment modifications on 863 loans totaling $647M

- **56% of loans with payment modifications** ($362 million) have returned to normal payment status

Continuing to monitor nine targeted portfolios to manage potential risk

Asset quality ratios:

- Nonperforming assets - .36% (improved from Q1 2020)
- Net charge-offs (YTD annualized) - .12%
- Allowance for loan losses – 1.55%

Offices continue to operate in drive-thru appointment only status, with a heavy emphasis on virtual meetings.

- Success of digital strategies enables optimization of geographic footprint in the Columbia market

KEY TAKEAWAYS

- 56% of our deferrals are back on normal payment status
- Provision of $10.2 million for the quarter takes our Allowance for Loan & Lease Losses to 1.55%
- Lower deposit costs and significant core deposit growth is a driver of margin stability
- Capital is strong, and credit issues are nominal at this point and will be managed with an intense focus